EXHIBIT 99.2
Goldman, Sachs & Co.  |  85 Broad Street  |  New York, New York 10004
Tel: 212-902-1000
June 15, 2007
Board of Directors
Universal Compression Holdings, Inc.
4444 Brittmoore Rd.
Houston, Texas 77041

Re:	Amendment Number 2 to Registration Statement on Form S-4 of Iliad Holdings, Inc. (File No. 333-141695)
Ladies and Gentlemen:
Reference is made to our opinion letter, dated February 5, 2007, with respect to the fairness from a financial point of view of to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Universal Common Stock”), of Universal Compression Holdings, Inc. (“Universal”) of the Universal Exchange Ratio (as defined therein) to be received for each share of Universal Common Stock pursuant to the Agreement and Plan of Merger, dated as of February 5, 2007, among Iliad Holdings, Inc., Universal, Hanover Compressor Company, Ulysses Sub, Inc., and Hector Sub, Inc.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of Universal in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Universal has determined to include our opinion in the above-referenced Registration Statement, as amended.
In that regard, we hereby consent to the reference to our opinion under the captions “The Mergers — Background of the Mergers”, “The Mergers — Universal’s Reasons for the Mergers and Recommendation of Universal’s Board of Directors” and “Opinion of Universal’s Financial Advisor”, to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement, and to the inclusion of the foregoing opinion as Annex C to the Proxy Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.
In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)